UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 19, 2017

Cogint, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-37893	77-0688094
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2650 North Military Trail, Suite 300, Boca Raton, Florida		33431
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561-757-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2017, Fluent, LLC ("Fluent"), a direct wholly owned subsidiary of Cogint, Inc. (the "Company"), entered into an Amendment No. 3 to Credit Agreement ("Amendment"), among Fluent, as Borrower, the Company, certain subsidiaries of the Company party thereto, the financial institutions party thereto, as lenders, and Whitehorse Finance, Inc., as Administrative Agent (the "Administrative Agent"), amending Fluent's term loan facility dated as of December 8, 2015 among Fluent, the persons party thereto from time to time as guarantors, including the Company, the financial institutions party thereto from time to time as lenders, and the Administrative Agent (as previously amended, the "Agreement").

The Amendment, among other things, provides for a new term loan in the principal amount of $15,000,000 ("Incremental Term Loan"), subject to the terms and conditions of the Amendment, and modifies certain other provisions set forth in the Agreement, including certain financial covenants and related definitions. Fluent expects to draw down the entire Incremental Term Loan on or prior to February 15, 2017. The Incremental Term Loan and Fluent's existing $45,000,000 term loan (the "Existing Term Loan", and collectively with the Incremental Term Loan, the "Term Loans") are guaranteed by the Company and the other direct and indirect subsidiaries of the Company, and are secured by substantially all of the assets of the Company and its direct and indirect subsidiaries, including Fluent, in each case, on an equal and ratable basis. The Term Loans accrue interest at the rate of: (a) either, at Fluent's option, LIBOR (subject to a floor of 0.50%) plus 10.5% per annum, or base rate plus 9.5% per annum, payable in cash, plus (b) 1% per annum, payable, at Fluent's option, in either cash or in-kind. Principal amortization of the Term Loans will be $687,500 per quarter, payable at the end of each calendar quarter, commencing on March 31, 2017. The Term Loans mature on December 8, 2020.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated into this Item 2.03 by this reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cogint, Inc.

January 24, 2017	By:	/s/ Derek Dubner

Name: Derek Dubner
Title: CEO